Exhibit 99.1

PGT INNOVATIONS ANNOUNCES ELECTION OF FRANCES POWELL HAWES TO ITS BOARD OF DIRECTORS

NORTH VENICE, Fla.— PGT Innovations (NYSE:PGTI), a national leader in the premium window and door category today announced that it has elected Frances Powell Hawes to its Board of Directors, effective January 1, 2019.

“We are pleased to welcome Frances as a new independent director to the PGT Innovations board, and especially value the wealth of experience she has developed through serving in senior finance and accounting roles with public and private companies for many decades,” said PGT Innovations’ CEO and President, Jeff Jackson. “We believe her addition will compliment and enhance our board’s diversity of experiences, skills and perspectives, and that she will provide valuable guidance and insight to the board and our management team as we strive to execute our strategies, drive growth and profitability, and enhance shareholder value.”

Ms. Powell Hawes’ committee appointments are expected to be determined at a future PGT Innovations board meeting during 2019. She will serve as a Class II director and the board expects to nominate her to stand for election as a director at PGT Innovations’ 2020 annual meeting of stockholders. In connection with Ms. Powell Hawes’ appointment, the board increased its size from nine to ten directors.

About Frances Powell Hawes

Ms. Powell Hawes, 64, served in senior finance and accounting positions with public and private companies for more than thirty years, including as Chief Financial Officer of NCI Building Systems, Inc. and Grant Prideco, Inc. In addition to her extensive finance and accounting experience, Ms. Powell Hawes also has significant mergers and acquisitions experience. Ms. Powell Hawes serves on the boards of directors of two other public companies, Archrock, Inc. and Laredo Petroleum, Inc., and served on the board of Energen Corporation from 2013 until November 2018.

About PGT Innovations

PGT Innovations manufactures and supplies premium windows and doors. Its highly engineered and technically advanced products can withstand some of the toughest weather conditions on earth and are revolutionizing the way people live by unifying indoor and outdoor living spaces.

PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary market, and is part of the S&P SmallCap 400 Index.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows & Doors, WinDoor®, Western Window Systems, and CGI Commercial. The company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. Their high-quality products are available in custom and standard sizes with massive dimensions that allow for unlimited design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may,” “expect,” “expectations,” “outlook,” “forecast,” “guidance,” “intend,” “believe,” “could,” “project,” “estimate,” “anticipate,” “should” and similar terminology and include statements regarding the Board’s intention with respect to committee appointments and future board nominations. These risks and uncertainties include factors such as:

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the ability to successfully integrate the operations of Western Window Systems into our existing operations and the diversion of management’s attention from ongoing business and regular business responsibilities to effect such integration;

•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, the Western Window Systems Acquisition;

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the risk that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits from the Western Window Systems Acquisition may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;

•	disruption from the Western Window Systems Acquisition making it more difficult to maintain relationships with customers or suppliers of Western Window Systems;

•	our level of indebtedness, which increased in connection with the Western Window Systems Acquisition;

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adverse changes in new home starts and home repair and remodeling trends, especially in the state of Florida, where the substantial portion of our sales are currently generated, and in the western United States, where the substantial portion of the sales of Western Window Systems’ operations are generated, and in the U.S. generally;

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macroeconomic conditions in Florida, where the substantial portion of our sales are generated, and in California, Texas, Arizona, Nevada, Colorado, Oregon, Washington and Hawaii, where the substantial portion of the sales of Western Window Systems are currently generated, and in the U.S. generally;

•	raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions;

•	our dependence on a limited number of suppliers for certain of our key materials;

•	sales fluctuations to and changes in our relationships with key customers;

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in addition to the Western Window Systems Acquisition, our ability to successfully integrate businesses we may acquire, or that any business we acquire may not perform as we expected at the time we acquired it;

•	increases in transportation costs, including due to increases in fuel prices;

•	our dependence on our impact-resistant product lines and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;

•	product liability and warranty claims brought against us;

•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;

•	our dependence on our limited number of geographically concentrated manufacturing facilities;

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risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by “hackers” and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended; and

•	The risks and uncertainties discussed under Part II, Item 1A, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding the contributions Ms. Hawes may make to our board of directors and the value of her insights and guidance to our board and management team, our strategic plans, our ability to drive growth and profitability and creating value for our shareholders. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

PGT Innovations

Media Relations

Danielle Mikesell, Senior Vice President, Marketing & Innovation

DMikesell@PGTInnovations.com

941-480-1600